Exhibit 99.1

Mid-Wisconsin Financial Services, Inc. Announces

Resignation of Paul H. Ewig

May 29, 2008

Medford, Wisconsin

Today, James F. Warsaw, President and CEO of Mid-Wisconsin Financial Services, Inc. (OTCBB: MWFS.OB) announced the resignation of Paul H. Ewig as the company’s Chief Financial Officer effective June 30, 2008.  Mr. Warsaw reported that Mr. Ewig, whose family still resides in Milwaukee, cited personal considerations as his reason for leaving the company at this time.

Mr. Warsaw stated “Over the past 21 months Mr. Ewig has been an integral part of our executive management team.  He has been instrumental in advising us on key issues facing the company and in helping us implement a number of programs designed to improve our operational efficiency and future profitability.  Paul has been a valued resource, mentor and friend; he will be missed.  We wish he and his family only the very best.”

Mid-Wisconsin Financial Services, Inc., headquartered in Medford, Wisconsin, is the holding company of Mid-Wisconsin Bank which operates fourteen retail banking locations throughout central and northern Wisconsin serving markets in Clark, Eau Claire, Lincoln, Marathon, Oneida, Price, Taylor and Vilas counties.  In addition to traditional loan and deposit products, the Bank offers trust, brokerage and private client services through its Wealth Management Services Group.

This press release contains forward-looking statements or comments that are provided to assist in the understanding of anticipated future financial performance.  These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s view as of any subsequent date.  Forward-looking estimates and statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this filing.  Additional factors that that may cause actual results to differ materially from those expressed in the forward-looking statements include (i) other risks and assumptions described in Mid-Wisconsin’s Annual Report on Form 10-K for the year ended December 31, 2007 under the headings “Forward-Looking Statements” and “Risk Factors” which factors are incorporated herein by reference, and (ii) such other factors as may be described in other Mid-Wisconsin filings with the Securities and Exchange Commission (“SEC”).  We specifically disclaim any obligation to update factors or to publicly announce the result of revisions to any of the forward-looking statements or comments included herein to reflect future events or developments.